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                       August 31, 2021

       Brian Mitts
       Chief Financial Officer
       NexPoint Real Estate Finance, Inc.
       2515 McKinney Avenue, Suite 1100
       Dallas, TX 75201

                                                        Re: NexPoint Real
Estate Finance, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2020
                                                            Filed February 25,
2021
                                                            Form 10-Q for the
quarterly period ended June 30, 2021
                                                            Filed August 3,
2021
                                                            File No. 001-39210

       Dear Mr. Mitts :

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction